Exhibit 10.19

Baltic Trading Limited

Restricted Stock Grant Agreement

THIS AGREEMENT, made as of December 18, 2014, between BALTIC TRADING LIMITED (the “Company”) and John C. Wobensmith (the “Participant”).

WHEREAS, the Company has adopted and maintains the Baltic Trading Limited 2010 Equity Incentive Plan (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, with incentives to: (a) enter into and remain in the service of the Company, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company;

WHEREAS, the Plan provides that the Board of Directors of the Company (the “Board of Directors”) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards; and

WHEREAS, the Board of Directors has determined that the purposes of the Plan would be furthered by granting the Participant an award under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.                                      Grant of Restricted Stock.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Board of Directors hereby grants to the Participant three hundred fifty thousand (350,000) restricted shares (the “Restricted Stock”) of common stock of the Company, par value $0.01 per share (“Common Stock”).

2.                                      Grant Date.  The Grant Date of the Restricted Stock is December 18, 2014.

3.                                      Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Board of Directors, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

4.                                      Vesting.

(a)                                 Subject to Section 4(b) hereof and the further provisions of this Agreement, a number of whole shares of Restricted Stock as close as possible to 25% of the total number of shares granted hereunder shall vest on each of the first four anniversaries of November 15, 2014 (each such date, a “Vesting Date”).

(b)                                 In the event of the occurrence of a Change in Control, as defined in Section 3.8(a) of the Plan, as in effect on the date of such occurrence, before all the shares of

Restricted Stock are vested, the Restricted Stock shall become vested in full on the date of such Change in Control.  However, Participant agrees that such vesting shall be waived in the event that (x) such Change in Control is also a Change of Control of Genco Shipping & Trading Limited (“Genco”) pursuant to the Participant’s Employment Agreement with Genco dated as of September 21, 2007 (the “Genco Employment Agreement”) and (y) such Change in Control is not a Change in Control as described in clause (i)(B) or (ii)(B) of the definition provided in Section 3.8(a) of the Plan; provided that in the event that the Participant’s employment with Genco does not terminate within three months of such Change in Control other than as a result of the Participant’s death or disability, such vesting shall occur exactly three months after the Change in Control notwithstanding such waiver.  For the avoidance of doubt, in the event of the occurrence of a Change in Control and of the circumstances in clauses (x) and (y) above, if the Participant’s employment with Genco does not terminate within three months of such Change in Control, the Restricted Stock shall become vested in full exactly three months after the Change in Control, and if the Participant’s employment with Genco terminates within three months of such Change in Control as a result of death or disability, then the Restricted Stock shall become vested in full in connection with such termination of employment with Genco.

(c)                                  In the event the Participant is providing Service to the Company pursuant to the Participant’s Employment Agreement with the Company dated as of December 19, 2013 (the “Employment Agreement”) or is obligated to do so, and the Participant’s Service (as defined below) to the Company is terminated before all the shares of Restricted Stock are vested by the Company without cause (as defined in the Plan) or by the Participant for Good Reason (as defined in the Employment Agreement), then the Restricted Stock shall become vested in full on the date of such termination.

(d)                                 In the event the Participant is not providing Service to the Company pursuant to the Employment Agreement and is not obligated to do so pursuant to the Employment Agreement, and the Participant’s Service with the Company and Genco is terminated before all the shares of Restricted Stock are vested by the Company without cause (as defined in the Plan) or by the Participant for Good Reason (as defined in the Employment Agreement), the Restricted Stock shall become vested in full on the date of such termination.

5.                                      Restrictions on Transferability.  Until a share of Restricted Stock vests, the Participant shall not transfer the Participant’s rights to such share of Restricted Stock or to any rights related thereto.  Any attempt to transfer unvested shares of Restricted Stock or any rights related thereto, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, shall not vest the transferee with any interest or right in or with respect to such shares of Restricted Stock or such related rights.

6.                                      Termination of Service.

(a)                                 In the event that the Participant’s Service with the Company and Genco terminates before all the shares of Restricted Stock are vested for any reason other than a termination by the Company without cause (as defined in the Plan), by the Participant for Good reason, or due to the Participant’s death or disability (as defined in the Plan), all unvested shares of Restricted Stock, together with any property received in respect of such shares, subject to and as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates, and the

Participant promptly shall return to the Company any certificates evidencing such shares, together with any cash dividends or other property received in respect of such shares.  For purposes hereof, “Service” means a continuous time period during which the Participant is at least one of the following:  an employee or a director of, or a consultant to, the Company or Genco.

(b)                                 In the event that the Participant’s Service with the Company and Genco is terminated for reason of the Participant’s death or disability (as defined in the Plan), a portion of the shares of Restricted Stock shall become vested immediately prior to the date such Service terminates, and all other shares of Restricted Stock which are not and have not become vested, together with any property received in respect of such shares, as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates, and the Participant promptly shall return to the Company any certificates evidencing such shares, together with any cash dividends or other property received in respect of such shares.  The number of shares to become vested immediately prior to the date such Service terminates shall be as follows:

(i)                                     If the termination occurs prior to November 15, 2014, 25% of the number of shares set forth in Section 1 hereof multiplied by a fraction, the denominator of which is 11 and the numerator of which is the number of completed months between the date hereof and the date such Service terminates.  For the purposes of this paragraph, a month shall be deemed completed on the 15th of such month.

(ii)                                  If the termination occurs on or after November 15, 2014, 25% of the number of shares set forth in Section 1 hereof multiplied by a fraction, the denominator of which is 12 and the numerator of which is the number of completed months between the immediately preceding November 15 and the date such Service terminates.  For the purposes of this paragraph, a month shall be deemed completed on the 15th of such month.

7.                                      Issuance of Shares.

(a)                                 Reasonably promptly after the Grant Date, the Company shall issue and deliver to the Participant stock certificates, registered in the name of the Participant, evidencing the shares of Restricted Stock or shall instruct its transfer agent to issue shares of Restricted Stock which shall be maintained in book entry form on the books of the transfer agent.  The Restricted Stock, if certificated, shall bear the following legend:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION ENCUMBRANCE OR OTHER DISPOSAL OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE BALTIC TRADING LIMITED 2010 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK GRANT AGREEMENT BETWEEN BALTIC TRADING LIMITED AND THE HOLDER OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.  NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN CONTRAVENTION OF SUCH PLAN AND RESTRICTED STOCK GRANT AGREEMENT SHALL BE VALID OR EFFECTIVE.  COPIES OF

SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF BALTIC TRADING LIMITED.”

If the Restricted Stock is in book entry form, it shall be subject to electronic coding or stop order indicating that such shares of Restricted Stock are restricted by the terms of this Agreement and the Plan.  Such legend, electronic coding or stop order shall not be removed until such shares of Restricted Stock vest.

(b)                                 Reasonably promptly after any such shares of Restricted Stock vest pursuant to Section 4 hereof, (i) in the case of certificated shares, in exchange for the surrender to the Company of the certificates evidencing the Restricted Stock, delivered to the Participant under Section 7(a) hereof, and the certificates evidencing any other securities received in respect of such shares, if any, the Company shall issue and deliver to the Participant (or the Participant’s legal representative, beneficiary or heir) certificates evidencing such shares of Restricted Stock and such other securities, free of the legend provided in Section 7(a) hereof and (ii) in the case of book entry shares, the Company shall cause to be lifted and removed any electronic coding or stop order established pursuant to Section 7(a) hereof.

(c)                                  The Company may require as a condition of the delivery of stock certificates or the removal of any electronic coding or stop order, pursuant to Section 7(b) hereof, that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the vesting of the applicable shares.  The Board of Directors, in its sole discretion, may permit the Participant to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the Vesting Date with fractional shares being settled in cash.

(d)                                 The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of Restricted Stock, except to the extent a stock certificate is issued therefor or an appropriate book entry is made on the books of the transfer agent reflecting the issuance thereof pursuant to Section 7(a) hereof, and then only from the date such certificate is issued or such book entry is made.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Participant shall have the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares, subject to the restrictions on transferability and the forfeiture provisions, as set forth in this Agreement.

8.                                      Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Board of Directors may require, as a condition of the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding, as the Board of Directors, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

9.                                      Dividends, etc.  Any cash dividends or other property (but not including securities) received by a Participant with respect to a share of Restricted Stock shall be returned to the Company in the event such share of Restricted Stock is forfeited, subject to Section 2.7(e) of the Plan.  Any securities received by a Participant with respect to a share of Restricted Stock as a result of any dividend, recapitalization, merger, consolidation, combination, exchange of shares or otherwise will not vest until such share of Restricted Stock vests and shall be forfeited if such share of Restricted Stock is forfeited, subject to Section 2.7(e) of the Plan.  Unless the Board of Directors otherwise determines, such securities shall bear the legend or be subject to the electronic coding or stop order set forth in Section 7(a) hereof.

10.                               Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

11.                               Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.

12.                               Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

15.                               Obligation to Notify.  If the Participant makes the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall within the same 10-day period remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to such inclusion in Participant’s income. The Participant should consult with his or her tax advisor to determine the tax consequences of acquiring the Restricted Stock and the advantages and disadvantages of filing the Section 83(b) election.  The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b), even if the Participant requests the Company or its representatives to make this filing on his or her behalf.

16.                               Reimbursement for Excise Tax.  In the event that the Participant incurs any Excise Tax (as defined in the Employment Agreement) on any payments or benefits under this Agreement, the Company shall gross-up the Participant the amount of such Excise Tax incurred in accordance with the provisions of Section 7(b) of the Employment Agreement (such provisions to apply irrespective of whether the Employment Agreement or its Term continues in effect at the time of such Excise Tax) and such Section 7(b) of the Employment Agreement relating to the Gross-Up Payment (as defined in the Employment Agreement) shall be incorporated with full effect into this Agreement, provided that any reference to “you” and to “this Agreement” in such Section 7(b) shall be deemed to refer to the “Participant” and this Restricted Stock Grant Agreement, respectively.

17.                               Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors in respect of the Plan, this Agreement and the Restricted Stock shall be final and conclusive.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

BALTIC TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	President, Chief Financial Officer, Secretary and Treasurer

/s/ John C. Wobensmith
JOHN C. WOBENSMITH